Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-8 No. 33-91056 pertaining to the Employee Stock Plans of Granite Broadcasting Corporation and to the incorporation by reference therein of our reports dated January 24, 1997, with respect to the consolidated financial statements and schedule of Granite Broadcasting Corporation for each of the three years in the period ended December 31, 1996 included in its Form 10-K for 1996; and January 17, 1997 with respect to the financial statements of WXON-TV, Inc. for the two years ended September 30, 1996 included in its Form 8-K/A dated April 14, 1997, filed with the Securities and Exchange Commission.

                                  Ernst & Young, L.L.P.


New York, New York

October 21, 1997